Exhibit (c)(15)

– Confidential Draft – Project Gemini: Confidential Discussion Materials For The Special Committee April 22, 2022

– Confidential Draft – Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Gemini in connection with its evaluation of a proposed share reclassification and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Gemini and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Gemini. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Gemini or any other entity, or concerning the solvency or fair value of Gemini or any other entity. With respect to financial forecasts, including with respect to estimates of potential synergies, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Gemini as to their respective future financial performances, and at your direction Centerview has relied upon such forecasts, as provided by Gemini’s management, with respect to both Gemini, including as to expected synergies. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performingthis financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, wouldcreate an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Gemini. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Gemini (in its capacity as such) in its consideration of the proposed share reclassification, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Gemini or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

– Confidential Draft – Executive Summary ◾ Following last week’s discussion, we have continued to analyze various financial data / benchmarks to evaluate the potential for multiple expansion / value uplift following a reclassification ◾ At the request of the Special Committee, we have included several analyses for reference / information purposes: 1 – Illustrative Gemini sum-of-the-parts analysis, based on selected publicly-traded beer, wine and spirit companies – indicates potential P/E multiple expansion of ~0.4x to ~2.6x • Potential P/E expansion may be +1x higher when considering Canopy discount / impact 2– Illustrative regression analysis, based on Gemini’s growth and margin profile in the context of selected publicly-traded alcohol companies – indicates potential P/E expansion of ~2.9x to ~4.6x(1) 3– Multiple expansion in prior reclassification situations – indicates range of changes in P/E multiple of +0.0x to +3.4x immediately following the announcement of the reclassification; median of +0.4x P/E multiple Analysis of large-scale consumer company director / non-executive chairman compensation indicates additional potential savings for Gemini if the Sands roles are reduced and compensation is brought in-line with benchmarks Potential response to the Sands may factor in both quantitative and qualitative reference data / benchmarks 2 Source: Company filings, Wall Street research and FactSet. (1) Assumes credit for 50% of regression implied P/E multiple uplift.

– Confidential Draft –

Summary Gemini Financial Profile

- Gemini expected revenue CAGR of +7% (+8% for Beer and +4% for Wine & Spirits)[1]
  - Expected EBIT margin of 33% (~36% for Beer and 23% for Wine & Spirits)[1]

Gemini Financials (Fiscal Year Ending February 28)

Revenue


'23-'25E CAGR
Wine & Spirits
Beer
$7,973
1,898
6,075
$8,821
2,069
6,752
$9,375
2,032
7,343
$10,018
2,098
7,920
$10,777
2,185
8,592
7%
4%
8%

Growth %	2021A PF	2022A	2023E	2024E	2025E
Total		11%	6%	7%	8%
Wine & Spirits		9%	(2%)	3%	4%
Beer		11%	9%	8%	8%

EBIT (Excluding Canopy)


EBIT Mix
Wine & Spirits
Beer
Corporate
$2,745
467
2,494
(217)
$2,936
471
2,703
(238)
$3,085
497
2,819
(231)
15%
85%
$3,380
554
3,072
(246)
$3,697
592
3,371
(266)
9%
9%
9%

Margin %[2]	2021A PF	2022A	2023E	2024E	2025E
Total	34%	33%	33%	34%	34%
Wine & Spirits	23%	21%	23%	25%	25%
Beer	38%	37%	36%	36%	37%

Source: FactSet and Wall Street research. Note: U.S. Dollars in millions. FY'21A financials pro forma for Wine & Spirits divestitures.
(1) Based on FY'23-FY'25 consensus expected revenue growth and FY'23 consensus EBIT margin.
(2) Corporate cost allocation based on EBIT contribution by segment. EBIT CAGRs shown exclude corporate.

CENTERVIEW PARTNERS 3

– Confidential Draft – Gemini Benchmarking vs. Publicly-Traded Alcohol Companies Gemini Beer segment exhibits the highest growth and margin among peers, while Wine & Spirits growth and margin is among low-to-mid group CY’22-’24E Revenue CY’22E EBIT Margin Price / NTM EPS Beer Wine & Spirits (W&S) Source: Company filings, Wall Street research and FactSet. Note: U.S. Dollars in millions. (1) Corporate cost allocation based on EBIT contribution by segment. (2) Represents CY’22E – CY’23E growth rates due to lack of availability of CY’24E estimates.

– Confidential Draft –

Illustrative Sum-Of-The-Parts Analysis

Illustrative sum-of-the-parts analysis based on selected multiples from publicly-traded beer, wine and spirits companies indicates that Gemini may be trading at a discount of ~2% - 10% vs. its SOTP implied P/E multiple

Weighted Average P/E Multiple

	EBIT % Contribution[1]	Price / NTM EPS Low		Price / NTM EPS High	Multiple Contribution Low		Multiple Contribution High	Commentary
Beer	85%	23.5x	–	25.0x	20.0x	–	21.3x	Highest growth and margin among beer peers
Wine & Spirits	15%	20.0x	–	26.0x	3.0x	–	3.9x	Low-to-mid growth and margin profile among wine and spirits peers
Implied Weighted Avg. P/E					**23.0x**	**–**	**25.1x**	
Gemini Current P/E					22.6x	–	22.6x	
Implied P/E Multiple Uplift (%)					+2%	–	+11%	
Implied P/E Multiple Uplift					**+0.4x**	**–**	**+2.6x**	

Source: Company filings, Wall Street research and FactSet.
(1) Based on fiscal year 2023 (ending February 28) EBIT contributions.

CENTERVIEW PARTNERS 5

– Confidential Draft –

Gemini P/E Multiple Excluding Canopy

- Adjusting Gemini's P/E multiple for the Canopy stake market value and earnings implies that Gemini is trading at a ~1x lower P/E than otherwise observed (**~5.0%** discount)
  - Gemini investors and analysts indicate some potential valuation discount may be attributable to Canopy / capital allocation and associated corporate governance

Implied NTM P/E (Ex-Canopy)

Current Gemini Share Price	$258.78
(-) Canopy Value per Gemini Share	(4.28)[1]
Gemini Price ex-Canopy	**$254.50**
Gemini NTM EPS (incl. Canopy)	$11.46
(+) Add-back Canopy Loss per Gemini Share	0.36
Gemini NTM EPS ex-Canopy	**$11.83**
Gemini Implied P/E ex-Canopy	**21.5x**
Gemini Current P/E	22.6x
Gemini Current P/E vs. P/E ex-Canopy	**+1.1x**

	Low	High
Implied Peer-Based Weighted Avg. P/E	23.0x	25.1x
Implied Incremental P/E Multiple Uplift	**+1.1x**	**+1.1x**
Implied P/E Multiple Uplift Vs. Implied Ex-Canopy P/E Of 21.5x	**+1.5x**	**+3.6x**

Selected Analyst / Investor Quotes

*"Overall, given the market has been concerned over capital allocation, we believe investors would react favorably to [Gemini] consolidating into a single share class with the Sands Family giving up voting control… **We think some of the stock's valuation discount in our minds around capital allocation concerns will be reduced**"*

– Morgan Stanley

"We have written at length about [Gemini's] patchy capital allocation track record, including Ballast Point, Mexicali and Canopy"

– [A B]

*"…The company's current valuation discount to the broader market on a P/E basis **is not wholly due to the control shares**, in our view. Management's decisions with regard to capital allocation – particularly the Canopy acquisition – have **contributed at least as much to the valuation gap as the control shares have**."*

– T. Rowe Price

Source: Company filings, Wall Street research and FactSet.

(1) Based on the current market value of Gemini's ~35% ownership stake in Canopy Growth.

CENTERVIEW PARTNERS

6

– Confidential Draft – Illustrative Regression Analysis Regression analysis of beer, wine and spirit company growth and margins vs. valuation multiple implies that Gemini may have potential for P/E multiple expansion if it trades closer to regression implied trends Revenue Growth vs. NTM P/E Operating Margin vs. NTM P/E Source: Company filings, Wall Street research and FactSet. Note: Beer companies include AB InBev, Asahi, Boston Beer, Carlsberg, Heineken, Kirin and Molson Coors. Wine companies include Duckhorn and Treasury Wine. Spirits companies include Brown-Forman, Campari, Diageo, Pernod Ricard and Remy Cointreau. Correlations exclude Gemini.

– Confidential Draft –

Illustrative Implied P/E Multiple Summary

Illustrative sum-of-the-parts and regression analyses indicate potential P/E multiple expansion for Gemini of +0.4x to +4.6x, assuming Gemini trades closer to the implied valuations based on publicly-traded alcohol companies

	Sum-Of-The-Parts Analysis		Regression Analysis (50% Credit)	
	Low	**High**	**Revenue Growth**	**EBIT Margin**
Implied NTM P/E Multiple	23.0x	25.1x	25.5x	27.2x
Current NTM P/E Multiple	22.6x	22.6x	22.6x	22.6x
Implied Multiple Uplift	**+0.4x**	**+2.6x**	**+2.9x**	**+4.6x**
	+1.1x additional potential upside ex-Canopy[(1)]			
Increase in Total Market Cap ($bn)[(2)]	+$0.9	+$5.7	+$6.4	+$10.1
Additional Value to Class A ($bn)[(3)]	+0.8	+5.0	+5.6	+8.9
Implied Value Creation % (Mkt Cap & Class A)	**+2%**	**+12%**	**+13%**	**+21%**

Source: Company filings, Wall Street research and FactSet.
Note: U.S. Dollars in billions, except per share amounts. Share counts in millions.
(1) Based on the current market value of Gemini's ~35% ownership stake in Canopy Growth.
(2) Total market cap calculated using only Class A share price. Includes impact of dilution from 4.4mm shares of options outstanding at $131.89 strike price, 0.3mm shares of RSUs and 0.2mm shares of PSUs.
(3) Class A calculated as Gemini FDSO (190.3mm) excluding current Class B shares (23.2mm), assuming no premium to Class B shares.

Centerview Partners

8

– Confidential Draft –

Summary Of P/E Multiple Change In Selected Prior Reclassifications

6 of the prior 9 reclassification situations exhibited some P/E multiple uplift in the first trading day after the announcement of a reclassification[(1)]; range of P/E multiple change from none to +3.4x

Change in Share Price and Trading Multiple Post-Announcement

Announce Date[(1)]	Company	Exchange Premium	Premium % of Market Cap.	Low Vote Price Δ @ Announce[(2)]	Δ in Multiple[(2)]
9/18/17	National Research	57%	8%	+9.8%	+3.4x
12/6/16	Forest City	31%	3%	+9.8%	+2.1x[(3)]
1/27/16	Stewart Info	35%	2%	+4.7%	+0.5x
8/24/15	Hubbell	28%	3%	+0.8%	+0.0x
9/13/10	Aaron's Inc.	0%	0%	+2.3%	+0.3x
9/7/05	Sotheby's	19%	13%	+0.1%	+0.0x
8/23/04	Robert Mondavi	17%	7%	+9.4%	+1.8x
10/23/03	Alberto-Culver	0%	0%	+2.0%	+0.4x
4/15/02	Reader's Digest	22%	3%	+0.4%	+0.1x
	Mean	**23%**	**4%**	**+4.4%**	**+0.9x**
	Median	**22%**	**3%**	**+2.3%**	**+0.4x**

Source: Company filings, Wall Street research and FactSet.

(1) Announcement based on public disclosure of intention to pursue reclassification transaction that will be voted on by shareholders at future date.

(2) Represents market-adjusted share price and P/E multiple change when 1-day S&P 500 movement greater than +/- 3%.

(3) Due to REIT structure prior to transaction, Forest City change in multiple represents change in P/AFFO multiple.

CENTERVIEW PARTNERS

9

– Confidential Draft –

Observations On Market Implied Exchange Ratio / Premium

Based on Gemini stock trading dynamics post-announcement of the reclassification proposal on April 4, it appears that investors may be expecting a premium to be paid to Class B holders of between ~14% - 21%

Implied Exchange – 1-Day Reaction

Class A Price Prior to Announce	$233.71
Class A Closing Price Post-Announce	229.71
% Gemini Change	***(1.7%)***
Class A Diluted Shares (mm)[1]	169.2
Class A Mkt Cap Prior to Announce	$39,534
Class A Mkt Cap Post-Announce	38,858
Implied Prem. Paid By Class A To B	***(677)***
Implied Prem. as % of Mkt. Cap	***1.4%***
Current Class B Shares (mm)	23.2
Implied Class B Premium / Share	**$29.15**
Class A Price Prior to Announce	233.71
Implied Class B Price Incl. Prem.	**$262.86**
Implied Exchange Ratio	**1.14x**

Implied Exchange – 1-Day Reaction vs. Peers

Class A Price Prior to Announce		$233.71
Adj. Class A Closing Price Post-Annc.		228.71
% Gemini Change	Adj. Performance[2] **(2.1%)**	***(1.7%)***
% Peer Change		*0.4%*
Class A Diluted Shares (mm)[1]		169.2
Class A Mkt Cap Prior to Announce		$39,534
Adj. Class A Mkt Cap Post-Announce		38,689
Implied Prem. Paid By Class A To B		***(845)***
Implied Prem. as % of Mkt. Cap		***1.8%***
Current Class B Shares		23.2
Implied Class B Premium / Share		**$36.42**
Class A Price Prior to Announce		233.71
Implied Class B Price Incl. Prem.		**$270.13**
Implied Exchange Ratio		**1.18x**

Implied Exchange – 1-Day Reaction vs. S&P

Class A Price Prior to Announce		$233.71
Adj. Class A Closing Price Post-Annc.		227.82
% Gemini Change	Adj. Performance[3] **(2.5%)**	***(1.7%)***
% S&P 500 Change		*0.8%*
Class A Diluted Shares (mm)[1]		169.2
Class A Mkt Cap Prior to Announce		$39,534
Adj. Class A Mkt Cap Post-Announce		38,538
Implied Prem. Paid By Class A To B		***(997)***
Implied Prem. as % of Mkt. Cap		***2.1%***
Current Class B Shares		23.2
Implied Class B Premium / Share		**$42.94**
Class A Price Prior to Announce		233.71
Implied Class B Price Incl. Prem.		**$276.65**
Implied Exchange Ratio		**1.21x**

Source: Company filings and FactSet.
Note: U.S. Dollars in millions, except per share amounts. Share counts as of announcement on April 4, 2022, excluding impact of $500mm ASR announced on April 7, 2022.
(1) Class A common shares plus Class I shares plus dilution.
(2) Represents difference between Gemini 1-day reaction of (1.7%) and peer performance of +0.4%. Peers include selected large cap beer, wine and spirits companies.
(3) Represents difference between Gemini 1-day reaction of (1.7%) and S&P performance of +0.8%.

CENTERVIEW PARTNERS 10

– Confidential Draft – Review Of Class A And Class B Trading Following Announcement Generally difficult to draw conclusions from Class A and B current trading dynamics post-announcement on April 4, given very low liquidity / trading volumes of Class B shares Trading Performance And Implied Premium Since Announcement Source: Company filings and FactSet. Note: Assumes an all-stock exchange / reclassification. (1) Calculated as incremental shares issued to current Class B S/H * pro forma share price. (2) Peers include AB InBev, Asahi, Becle, Boston Beer, Brown-Forman, Campari, Carlsberg, Diageo, Duckhorn, Heineken, Kirin, Molson Coors, Pernod Ricard, Remy Cointreau, Treasury Wine and Vintage Wine.

– Confidential Draft –

Analysis At Various Potential Exchange Ratios / Premiums

Class A Share Dilution At Various Exchange Premiums

Exchange Premium	**–**	**5.0%**	**10.0%**	**15.0%**	**20.0%**	**25.0%**	**30.0%**	**35.0%**
Exchange Ratio	**1.00x**	**1.05x**	**1.10x**	**1.15x**	**1.20x**	**1.25x**	**1.30x**	**1.35x**
New Shares Issued to B	23.2	24.4	25.5	26.7	27.9	29.0	30.2	31.3
Existing Class A Shares[1]	167.1	167.1	167.1	167.1	167.0	167.0	167.0	167.0
PF Diluted Shares Outstanding	190.3	191.4	192.6	193.7	194.9	196.0	197.2	198.3
Implied Market Cap ($bn)[2]	$49.2	$49.2	$49.2	$49.2	$49.2	$49.2	$49.2	$49.2
Prior Class A - Market Cap ($bn)	43.2	43.0	42.7	42.5	42.2	42.0	41.7	41.5
Prior Class B - Market Cap ($bn)	6.0	6.3	6.5	6.8	7.0	7.3	7.5	7.8
Implied PF Share Price	$258.78	$257.23	$255.70	$254.18	$252.69	$251.21	$249.75	$248.30
Dilution to Existing Class A S/H	**(0.0%)**	**(0.6%)**	**(1.2%)**	**(1.8%)**	**(2.4%)**	**(2.9%)**	**(3.5%)**	**(4.0%)**
Implied Premium Paid By Class A To B ($)	--	($263)	($522)	($778)	($1,032)	($1,282)	($1,529)	($1,774)
Implied Premium As % Of Mkt. Cap	**–**	**0.5%**	**1.1%**	**1.6%**	**2.1%**	**2.6%**	**3.1%**	**3.6%**
NTM P/E Uplift Required To Breakeven[3]	**+0.0x**	**+0.1x**	**+0.3x**	**+0.4x**	**+0.5x**	**+0.7x**	**+0.8x**	**+0.9x**

Day 1 post-announce Class A decline of (1.7%)

Initial proposal

Source: Company filings and FactSet.
Note: U.S. Dollars in billions, except per share amounts. Share counts in millions.
(1) Share count pro forma for accelerated share repurchase for $500mm Class A shares at $231.81/share. Includes Class I shares and diluted shares from options, RSUs and PSUs. Assumes Class I shares convert at no premium to new Class A shares.
(2) Implied share prices assume equity value does not change after reclassification. Equity value calculated using only Class A share price.
(3) Implied P/E multiple uplift required for implied PF share price to equal current share price.

CENTERVIEW PARTNERS 12

– Confidential Draft – Prior Reclassification Exchange Premium Analysis Premiums paid as % market cap in selected recent situations has ranged from 1.5% to 3.5%, implying an exchange ratio of 1.15x to 1.34x Aggregate Premium Paid As % Of Market Cap Sotheby’s 12 Robert 34 Reader’s 567 Stewart Info. 89 Alberto-Mondavi Digest Culver National Hubbell Forest City Aaron’s Inc. Research Announced Exchange Premium % Aggregate Premium ($mm) Class B Premium At Various % Premium in Selected Recent Situations Stewart For. City Median Hubbell Gemini Market Cap ($bn) Implied Prem. Paid By Class A To Class B ($) Class B Shares Pro Forma Class B Shares Implied Exchange Premium Implied Exchange Ratio Source: Company filings and FactSet.

– Confidential Draft –

Case Study: Compensation Benchmarking

There may be significant potential compensation savings available to Gemini if the Sands roles are reduced to non-executive chairman and director, based on other large scale public consumer company compensation benchmarks

Compensation Benchmarking Overview

- Evaluated 46 Consumer Discretionary and Staples companies in the S&P 500 with market caps between $20bn and $100bn
- Of the *46* companies evaluated, *14* had non-executive, independent Chairman separate from the CEO
- The median compensation for non-executive Chairman is *$403k* across the companies evaluated

Non-Executive Chairman


Max
$0.8
75th Percentile
$0.5
Median
$0.4
25th Percentile
$0.3
Min
$0.2

Potential Savings Analysis

Robert Sands - Executive Chairman	
FY'21 Salary	$1.0
Stock / Option Awards	4.1
Other Compensation[1]	4.0
Total FY'21 Compensation	**$9.1**
Median Peer Based Non-Exec Chairman Comp.	**$0.4**
Potential Robert Sands Annual Comp. Savings	**$8.7**

Richard Sands - Executive Vice Chairman	
FY'21 Salary	$0.9
Stock / Option Awards	3.5
Other Compensation[1]	3.5
Total FY'21 Compensation	**$7.8**
Gemini Non-Management Director Retainer Fee	$0.1
Gemini Annual Equity Grants	0.2
Potential Director Compensation	**$0.3**
Potential Richard Sands Annual Comp. Savings	**$7.6**
Total Sands Annual Compensation Savings	**$16.3**
Memo: 3-Year Avg. Additional Private Jet	*$1.5*

Source: Company filings.
Note: U.S. Dollars in millions.
(1) Represents amounts earned under AMIP for Fiscal 2021, 2020 and 2019, Company contributions to 401(k) / Profit Sharing Plan, non-elective contributions under Non-Qualified Savings Plan and aggregate incremental cost of perquisites and personal benefits.

Centerview Partners 14

– Confidential Draft – For Discussion Purposes Illustrative Response Spectrum Potential initial response may seek to start a negotiation or to clarify scope of terms B Share Economics Roles / Compensation Lock-up Other Provisions Timing Reclassification Premium As % Of Market Cap Re-nomination Commitments (# of seats) Re-nomination Commitments (term) Executive Roles Compensation Lock-up Majority Vote Standard New Committee Chairs / Lead Independent Director Target Date For Recommendation To The Board Illustrative Option A: Seek To Start Negotiation 10% or less 1.1% or less 2 seats, with majority vote standard Through 2023 Annual Meeting No commitment / determined by full Board regular way post declassification Aligned with SH friendly practices Concurrent with re-nomination commitments Implemented at special meeting To be determined by the full Board no later than 2023 annual meeting Such that proposals can be included in proxy to be voted on at the 2022 annual meeting Illustrative Option B: Seek To Clarify Scope Of Terms “Open to a premium” Do both Sands expect to continue in their roles as Chairman and Vice Chairman of the Board? Seek to clarify expectations on leadership and when / how compensation will be determined Concurrent with re-nomination commitments “Expectation that the Board will want to commit to shareholders certain governance changes” Such that proposals can be included in proxy to be voted on at the 2022 annual meeting

Appendix

– Confidential Draft – Potential Governance Provisions To Consider In Conjunction With A Reclass In addition to the removal of unequal voting share classes, Gemini may seek to change selected provisions to bring more in-line with other S&P 500 companies or to address key ISS concerns Current Gemini Provision Unequal voting structure No majority vote standard to elect directors Shareholders not able to call special meetings No proxy access No anti-pledging provisions Rationale For A Change Equal voting rights between all shareholders simplifies governance structure and creates parity between shareholders—“one share, one vote” Director resigns if they don’t receive required majority of votes Increases flexibility for shareholders to propose changes to policy Allows large shareholders / group of shareholders to nominate director candidates for inclusion in proxy materials Risk introduced by potential for collateral calls and forced sales Increased oversight into share ownership Observation Fixed by the proposed Reclass 90% of S&P 500 has policy in place 67% of S&P 500 allows 83% of S&P has policy in place ISS flags as a key concern In addition to governance provisions that would require a shareholder vote, Gemini may consider a rotation of committee roles / lead director and ongoing Board refreshment Source: FactSet and ISS.

– Confidential Draft –

Gemini Governance Profile Vs. S&P 500

- Gemini's dual-class structure is an outlier relative to other S&P 500 companies (~8% have unequal voting share classes)
  - Majority of other corporate governance provisions generally in-line with the S&P500, except for a few, including majority vote standard to elect directors, action by written consent, no ability for shareholders to call special meetings and proxy access

Board Details

	Y/N	S&P(1)
Classified Board	✗	13%
Directors removed only for cause	✗	25%
Supermajority vote to remove directors	✗	14%
Board fills all vacant seats	✓	80%
Separate Chair / CEO positions	✓	57%
Average director age	60	63
Lead Independent Director	✓/?	57%
Majority vote standard to elect	✗	90%
Average director tenure	12	9

Voting Details

	Y/N	S&P(1)
Cumulative voting	✗	3%
Unanimous written consent	✗	27%
Supermajority for mergers	✗	18%
Supermajority to amend all charter provisions	✗	36%
Supermajority to amend all bylaw provisions	✗	23%
Advance notice for proposals / nominations	✓	99%
Action by written consent	✓	32%
Shareholders can call special meetings	✗	67%
Proxy access	✗	83%

Other Provision Details

	Y/N	S&P(1)
Blank check preferred stock	✓	95%
Board can amend bylaws without S/H approval	✓	99%
Fair price provision	✗	11%
Poison pill in force	✗	1%
Ownership limit	✗	11%
Exclusive forum	✓	50%
Unequal voting share classes	✓	8%

- Policy In-Line With S&P 500
- Policy Not In-Line With S&P 500

Source: Company filings and FactSet.
(1) Represents percentage of S&P 500 companies with provision.

CENTERVIEW PARTNERS 18

– Confidential Draft –

Selected Prior Share Reclassification Situations

Group	Company	Date Ann.	Equity Val. @ Ann.	Votes (H / L)	Total High Vote Economic (Pre / Post)	Total High Vote Voting (Pre / Post)	HV / LV Exchange Ratio	Consideration Mix (Cash / Stock)	Ann. Exchange Prem.[1]	Prem. % of Mkt Cap	First Offer	Situation	Commentary / Rationale
Family / Founder Controlling Shareholder	National Research	09/17	$1.0	1 / 0.01	14% / 14%	94% / 14%	1.00x	36% / 64%	57%	8%	Co.	n.a.	High vote shares traded at ~57% premium; Offer in-line with trading; Low vote entitled to 1/6th dividend
	Stewart Info	01/16	$0.8	1 / 1	4% / 4%	4% / 4%	1.00x	26% / 74%	35%	2%	Co.	Activist	Morris Family controlled majority of Class B shares; Elects 4 of 9 Directors; Engine Capital on board pre-reclass
	Forest City	12/16	$5.5	10 / 1	7% / 9%	44% / 9%	1.31x	-- / 100%	31%	3%	Co.	Activist	Activist situation with rumored M&A; Ratner family elects majority of Board; Board evaluation of alternatives
	Hubbell	08/15	$5.7	20 / 1	12% / 12%	74% / 12%	1.00x	22% / 78%	28%	3%	Co.	n.a.	Trustee sought potential share sale, Company offered premium; Standstill agreement with Trustee
	Reader's Digest	04/02	$2.3	1 / --	12% / 15%	100% / 15%	1.22x	-- / 100%	22%	3%	S/H	n.a.	Family controller Trust desired diversification; Sent first proposal ~30% premium
	Sotheby's[2]	09/05	$1.0	10 / 1	22% / 12%	62% / 12%	0.51x	58% / 42%	19%	13%	Co.	n.a.	Taubman family controller desired premium; no premium for other Class B shareholders given Class B O/S below 50%
	Robert Mondavi	08/04	$0.6	10 / 1	36% / 40%	85% / 40%	1.17x	-- / 100%	17%	7%	Co.	Merger	Deal maintained announced 1.165x ratio
	Alberto-Culver	10/03	$3.6	1 / 0	55% / 55%	92% / 55%	1.00x	-- / 100%	--	--	n.a.	n.a.	Liquidity; Investor confusion; Governance
	Aaron's Inc.	09/10	$1.4	1 / --	14% / 14%	100% / 14%	1.00x	-- / 100%	--	--	Co.	n.a.	Liquidity; Align vote/econ; Attract investors
	Minimum				**4% / 4%**	**4% / 4%**	**0.51x**		**--**	**--**			
	Median				**14% / 14%**	**85% / 14%**	**1.00x**		**22%**	**3%**			
	Maximum				**55% / 55%**	**100% / 55%**	**1.31x**		**57%**	**13%**			
No Family / Founder Controlling Shareholder	CTE	04/03	$0.9	15 / 1	9% / 9%	58% / 9%	1.09x	-- / 100%	9%	1%	n.a.	n.a.	Single holder, L3, has 50.2% of high vote and 29% of total vote
	VMware	10/21	$67.8	10 / 1	73% / 73%	96% / 73%	1.00x	-- / 100%	--	--	n.a.	Spin	Spin-related distribution
	SAP	02/01	$48.8	1 / --	58% / 58%	100% / 58%	1.00x	-- / 100%	--	--	n.a.	n.a.	Transparent cap structure; Greater flexibility; Governance
	Time Warner Cable	05/08	$30.5	10 / 1	8% / 8%	45% / 8%	1.00x	-- / 100%	--	--	n.a.	Spin	Spin-related distribution
	Conoco	07/01	$17.3	5 / 1	70% / 70%	92% / 70%	1.00x	-- / 100%	--	--	n.a.	Spin	Spin-related distribution
	Raytheon	02/01	$12.2	1 / 1[3]	70% / 70%	70% / 70%	1.00x	-- / 100%	--	--	n.a.	Spin	Spin-related distribution
	GameStop	12/06	$4.2	10 / 1	39% / 39%	87% / 39%	1.00x	-- / 100%	--	--	n.a.	Spin	Simplify cap. structure; Liquidity; Governance
	Waddell Reed	12/00	$3.0	5 / 1	48% / 48%	82% / 48%	1.00x	-- / 100%	--	--	n.a.	n.a.	n.a.
	Chipotle	10/09	$2.6	10 / 1	52% / 52%	92% / 52%	1.00x	-- / 100%	--	--	n.a.	Spin	Eliminate discount; Liquidity; Attract investors
	Agere Systems	12/04	$2.4	1 / 1[3]	52% / 52%	52% / 52%	1.00x	-- / 100%	--	--	n.a.	Spin	Liquidity; Investor confusion; Governance
	Eagle Materials	01/06	$2.3	1 / 1[4]	48% / 48%	48% / 48%	1.00x	-- / 100%	--	--	n.a.	Spin	Simplify cap. structure; Liquidity; Investor confusion
	Freeport-McMoran	02/02	$2.1	1 / 1[3]	61% / 61%	61% / 61%	1.00x	-- / 100%	--	--	n.a.	Spin	Spin-related distribution
	SunPower	09/11	$1.1	8 / 1	42% / 42%	85% / 42%	1.00x	-- / 100%	--	--	n.a.	Spin	Spin-related distribution
	Curtiss	02/05	$1.1	1 / 1[3]	41% / 41%	41% / 41%	1.00x	-- / 100%	--	--	n.a.	Spin	Spin-related distribution
	Gartner Inc.	02/05	$1.0	1 / 1[3]	20% / 20%	20% / 20%	1.00x	-- / 100%	--	--	n.a.	Spin	Maintained vote/econ%; Lost director majority
	FECI	02/03	$0.9	1 / 1[3]	54% / 54%	54% / 54%	1.00x	-- / 100%	--	--	n.a.	Spin	Spin-related distribution
	Mueller Water	10/09	$0.7	8 / 1	74% / 74%	96% / 74%	1.00x	-- / 100%	--	--	n.a.	Spin	Liquidity; Investor confusion; Governance
	Triarc Companies	04/08	$0.6	1 / 0.1	31% / 31%	82% / 31%	1.00x	-- / 100%	--	--	n.a.	Merger	Acquiror in competitive merger process
	Minimum				**8% / 8%**	**20% / 8%**	**1.00x**		**--**	**--**			
	Median				**50% / 50%**	**76% / 50%**	**1.00x**		**--**	**--**			
	Maximum				**74% / 74%**	**100% / 74%**	**1.09x**		**9%**	**1%**			

Source: Company filings and FactSet. Includes companies above $500mm equity value at announcement of reclassification.
(1) Defined as ((Exchange Ratio + Cash Consideration) / Low Vote Shares - 1) on last trading day prior to announcement. (2) Only Taubman family Class B shares were exchanged at premium for cash and stock. Remaining Class B shares were automatically converted to Class A according to the Articles as outstanding Class B shares represented less than 50% of aggregate votes. (3) Class B entitled to elect 80% of Directors. Same voting power as Class A on all other matters. (4) Class B shares entitled to elect 85% of Directors. Same voting power on all other matters.

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